                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
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                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                     TEXAS MERIDIAN RESOURCE CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee
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


                      TEXAS MERIDIAN RESOURCES CORPORATION
                      15995 N. BARKERS LANDING, SUITE 300
                              HOUSTON, TEXAS 77079


                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS OF TEXAS MERIDIAN RESOURCES CORPORATION:

         The 1996 Annual Meeting of Shareholders of Texas Meridian Resources Corporation (the "Company") will be held on June 20, 1996, at 10:00 a.m. Houston time, at The WestLake Club, 510 WestLake Park Boulevard, Houston, Texas, for the following purposes:

                 1. To elect two persons to serve as Class III Directors on the Company's Board of Directors, which consists of three classes of Directors serving three-year staggered terms, to hold office until the 1999 Annual Meeting of Shareholders or until such person's successor shall be duly elected and qualified;

                 2. To consider and vote on a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1996; and

                 3. To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on April 24, 1996, as the record date for determination of shareholders who are entitled to notice of and to vote either in person or by proxy at the 1996 Annual Meeting of Shareholders and any adjournment thereof.

         All Shareholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS SOON AS POSSIBLE.

                                        By Order of the Board of Directors



                                        /s/ JOSEPH A. REEVES, JR.

                                        Joseph A. Reeves, Jr.
                                        Chairman of the Board and
                                        Chief Executive Officer

May 17, 1996

                      TEXAS MERIDIAN RESOURCES CORPORATION
                      15995 N. BARKERS LANDING, SUITE 300
                              HOUSTON, TEXAS 77079
                                 (713) 558-8080

                               __________________

                                PROXY STATEMENT
                               __________________

                              GENERAL INFORMATION

         This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by order of the Board of Directors of Texas Meridian Resources Corporation (the "Company") to be voted at the 1996 Annual Meeting of Shareholders (the "Meeting"), to be held at the time and place and for the purposes set forth in the accompanying notice. Such notice, this Proxy Statement and the form of Proxy are being mailed to shareholders on or about May 17, 1996.

         The Company will bear the costs of soliciting proxies in the accompanying form. In addition to the solicitation made hereby, proxies may also be solicited by telephone, telegram or personal interview by officers and regular employees of the Company. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

         All duly executed proxies received prior to the meeting will be voted in accordance with the choices specified thereon, unless revoked in the manner provided hereinafter. As to any matter for which no choice has been specified in a proxy, the shares represented thereby will be voted by the persons named in the proxy (i) for the election as director of the nominees listed herein;
(ii) for the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1996; and (iii) in the discretion of such persons, in connection with any other business that may properly come before the meeting. Shareholders may revoke their proxy at any time prior to the exercise thereof by written notice to the Secretary of the Company at the above address of the Company or by the execution and delivery of a later dated proxy, or by attendance at the meeting and voting their shares in person.

         As of the close of business on April 24, 1996, the record date for determining shareholders entitled to vote at the Meeting, the Company had outstanding and entitled to vote 14,306,059 shares of Common Stock, $.01 par value ("Common Stock"), and these shares are the only outstanding shares of the Company entitled to vote. Each share of Common Stock is entitled to one vote with respect to each matter to be acted upon at the meeting. The holders of a majority of the outstanding shares of Common Stock as of the record date, whether represented in person or by proxy, will constitute a quorum for the transaction of business at the Meeting as to any matter. Under Texas law, any unvoted position in a brokerage account with respect to any matter will be considered as not voted and will not be counted toward fulfillment of quorum requirements as to that matter.

         The nominee for director receiving a plurality of votes cast at the Meeting will be elected as director. Abstentions and broker non-votes will not be treated as a vote for or against a particular director and will not affect the outcome of the election of directors.

         The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Meeting is required for approval of the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1996. Abstentions will not be treated as either a vote for or against a proposal, but will have the same effect as a vote against the proposal.

                PROPOSAL ONE -- ELECTION OF CLASS III DIRECTORS

GENERAL

         Two directors will be elected at the Meeting to serve as the Class III Directors of the Company's Board of Directors until the 1999 Annual Meeting of Shareholders or until such person's successor shall be duly elected and qualified. The Board of Directors recommends the election of Joseph A. Reeves, Jr. and Michael J. Mayell as the Class III Directors to serve for such three-year terms. Both Mr. Reeves and Mr. Mayell are currently directors of the Company.

         Unless contrary instructions are set forth in the proxies, it is intended that the persons executing a proxy will vote all shares represented by such proxy for the election as director of both Mr. Reeves and Mr. Mayell. Should either Mr. Reeves or Mr. Mayell become unable or unwilling to accept nomination or election, it is intended that the person acting under the proxy will vote for the election of such other person as the Board of Directors of the Company may recommend. Management has no reason to believe that either Mr. Reeves or Mr. Mayell will be unable or unwilling to serve if elected.

         There are currently two Class III directorships up for election. Proxies cannot be voted for other than such directorships.

DIRECTORS

         Set forth below is certain information concerning the current directors of the Company, including the nominees for election as directors at the Meeting, with each person's business experience for at least the past five years:

                                            PRESENT
                                           POSITIONS                                 EXPIRATION
                                            WITH THE             DIRECTOR             OF PRESENT
         NAME             AGE               COMPANY                SINCE                TERM                CLASS
         ----             ---              -------               ---------           -----------            -----
 Joseph A. Reeves, Jr.     49       Director, Chairman of the      1990               1996                    III
                                   Board and Chief Executive
                                             Officer

  Michael J. Mayell        48         Director and President       1990               1996                    III

     Joe E. Kares          52               Director               1990               1998                     II

    Jack A. Prizzi         60               Director               1993               1997                      I

         Joseph A. Reeves, Jr. is Chairman of the Board and Chief Executive Officer of the Company. Prior to assuming his positions with the Company, Mr. Reeves held similar positions with the Company's predecessor, Texas Meridian Resources, Ltd. ("TMR") from 1988 until 1990.

         Michael J. Mayell is President of the Company. Prior to assuming such position with the Company, Mr. Mayell held a similar position with TMR from 1988 to 1990.

         Joe E. Kares has been a partner with the public accounting firm of Kares & Cihlar in Houston, Texas since 1980.

         Jack A. Prizzi has served as Managing Director of Jack A. Prizzi and Co., an investment and financial advisory firm in New York, New York, since December 1988.

MEETINGS AND COMMITTEES OF THE BOARD

         The Board of Directors held three meetings during the fiscal year ended December 31, 1995. Each director attended at least 75% of the total combined number of meetings held by the Board and by the committees on which each director served.

         The Board of Directors has an Executive Committee, an Audit Committee, an Executive Compensation and Stock Option Administration Committee, a Directors' Stock Plan Administration Committee and an Employee Compensation Committee. The Company does not have a nominating or other similar committee.

         The Executive Committee is currently comprised of Messrs. Reeves and Mayell and is responsible for assisting with the general management of the business and affairs of the Company during intervals between meetings of the Board of Directors. Twelve meetings of the Executive Committee were held in 1995.

         The Audit Committee is currently comprised of Mr. Kares solely and is charged with the duties of recommending the appointment of the independent certified public accountants, reviewing their fees, ensuring that proper guidelines are established for the dissemination of financial information, meeting periodically with the independent auditors, the Board of Directors and certain officers of the Company and its subsidiaries to ensure the adequacy of internal controls and reporting, reviewing consolidated financial statements and performing any other duties or functions deemed appropriate by the Board of Directors. Five Audit Committee meetings were held in 1995.

         The Executive Compensation and Stock Option Administration Committee (the "Executive Compensation Committee") is currently comprised of Messrs. Kares and Prizzi, the non-employee directors of the Company. This Committee administers the Company's 1990 Employee Stock Option Plan (the "1990 Plan") and Long-Term Incentive Plan and grants options and awards under these plans. This Committee is also responsible for consideration of compensation matters for Messrs. Reeves and Mayell. Two Executive Compensation Committee meetings were held in 1995.

         The Employee Compensation Committee is comprised of Messrs. Reeves and Mayell, who are the Chief Executive Officer and President, respectively, of the Company. The Employee Compensation Committee sets the salaries of all employees including the elected officers and other senior executives other than their own salaries (which are set by the Executive Compensation Committee), grants bonuses to such elected officers and other senior executives, and reviews guidelines for the administration of all of the Company's employee compensation plans not administered by the Executive Compensation Committee. Two Employee Compensation Committee meetings were held in 1995.


                         PROPOSAL TWO -- APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Company's Audit Committee has recommended and the Board of Directors has approved and now recommends the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1996. Approval of the ratification will require the affirmative vote of a majority of the shares represented and voting at the Meeting. If such vote is not obtained, the Company's management will reconsider the matter. Abstentions will not be treated as either a vote for or against a proposal, but will have the same effect as a vote against the proposal.

         A representative of Ernst & Young LLP will attend the Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

                        REPORT ON EXECUTIVE COMPENSATION
                    BY THE EXECUTIVE COMPENSATION COMMITTEE

GENERAL POLICY

         The Company's executive compensation program is designed to attract, motivate and retain talented management personnel and to reward management for successful performance of their duties and improving shareholder value. Compensation and incentives are provided through the combination of cash salaries and bonuses, stock option awards and grants of working and net profit interests in the Company's drilling prospects. The Company's overall compensation package is intended to provide the Company's executive officers with above average compensation for above average results and performance, with an emphasis on compensation that rewards the executive for actions that have demonstrably benefitted the long-term interests of the Company. Decisions with respect to compensation for any particular executive officer are based on a number of factors, including the individual's performance and contribution to the future growth of the Company, the financial and operational results of the Company and industry and market conditions.

         Decisions with respect to the cash compensation of the Company's executive officers are made in a bifurcated manner. An Employee Compensation Committee of the Board of Directors, comprised of Messrs. Reeves and Mayell, who are also the Chief Executive Officer and President, respectively, of the Company, sets the salaries of all employees (other than their own), including elected officers and senior executives, and grants cash bonuses to such elected officers and other senior executives within guidelines established by the Executive Compensation Committee. Compensation decisions with respect to Messrs. Reeves and Mayell and decisions with respect to the granting of stock based awards and the payment of other non-cash compensation for the Company's executive officers are made by an Executive Compensation Committee, composed entirely of non-employee directors. The members of the Executive Compensation Committee also review and may modify, if appropriate, the decisions of the Employee Compensation Committee.

         The components of the Company's executive compensation program are more specifically summarized below.

         Base Salary.

         The base salaries of the Company's executive officers are determined based on their positions with the Company, their talents and experience and competitive market factors, including the desire by the Company to attract and retain executives with expertise and proven success in 3-D seismic exploration. In reviewing the base salaries of the Company's officers, the Company considers data from published reports regarding compensation of executive officers at other independent oil and gas companies. These reports are used as a check on the general competitiveness of the Company's salaries and not as a means to mathematically establish salaries within specified percentiles of salary ranges. Although compensation at certain of the companies included in the Company's peer group index set forth below is reviewed, all of such companies are not used in the analysis.

         During 1995, base salary increases were made to each of the Company's executive officers, including Messrs. Reeves and Mayell. These increases ranged from approximately $3,500 to $12,900. Mr. Reeves, the Company's Chief Executive Officer, and Mr. Mayell, the Company's President and Chief Operating Officer, each received an increase in his base salary of approximately $12,900.

         Bonus Compensation.

         Bonus compensation is provided to the Company's executive officers from time to time based on the financial results of the Company and various subjective factors, including the executive's contribution to the Company's success in finding reserves and acquiring prospects, identifying and obtaining sources of capital for the Company and increasing shareholder value. With respect to the compensation of Messrs. Reeves and Mayell, bonus compensation is intended to constitute a material portion of their annual cash compensation such that a significant portion of their annual compensation is directly related to performance.

         Each of Messrs. Reeves and Mayell received cash bonuses for 1995 of $341,864. These bonuses were intended to reward them for the significant contributions that they made to both the operations and finances of the Company in 1995. Among the contributions and accomplishments considered by the Executive Compensation Committee in awarding these bonuses were (i) the Company's successful exploration and development activities that increased the Company's reserves at December 31, 1995, by over 64% after production over reserves at December 31, 1994, (ii) the Company's successful public offering in July, 1995, (iii) their leadership in furthering recognition of the Company as a leader in 3-D seismic exploration and (iv) various important prospect and seismic lease option acquisitions made in 1995 that are expected to benefit the Company in 1996 and beyond.

         Prospect Participation.

         The Executive Compensation Committee believes that one of the best means of motivating the Company's employees to identify and pursue desirable exploration prospects is for the employees to receive an actual pecuniary interest in the Company's prospects. In this regard, the Company has a policy of granting to its executive officers and key employees the right to participate in its prospects either through the right to purchase a working interest in a prospect or through the receipt of a net profits interests in the prospect. The type of participation and size of interest will vary depending on the level and responsibility of the executive and the nature and cost of the prospect. Historically, Messrs. Reeves and Mayell have received working interests while the Company's other executive officers have received net profits interests. The type and nature of the interests granted is also considered in connection with decisions as to the amount of cash compensation to be provided given the fact that working interests require the executive to fund his or her portion of the cost of the well while such costs are paid by the Company with a net profits interests.

         During 1994, each of Messrs. Reeves and Mayell was granted a 2.00% net profits interest in various prospects owned by the Company in 1994 and Mr. Pennington was granted a 1.667% net profits interest in various prospects owned by the Company in 1994. Ms. Maddox and Mr. DeLano were each granted a .25% net profits interest in various prospects owned by the Company in 1994. It is currently contemplated that similar grants will be made to such persons with respect to new prospects.

LONG-TERM INCENTIVE COMPENSATION

         The Executive Compensation Committee also believes that long-term incentive compensation is an important component of the Company's compensation program and that the value of long-term incentive compensation should be directly related to increases in shareholder value. Thus, in addition to base salaries, bonuses and participation rights in prospects, the Company provides long-term incentive compensation to its executive officers through stock options under the Company's stock option plan. The Company also issued, to Messrs. Reeves and Mayell, executive officer warrants, which were amended in 1994 to make the value of the warrants to the executive more directly related to their continued employment with the Company.

         Stock Options and Awards.

         Under the Company's stock option plan, the Executive Compensation Committee has the authority to grant options to purchase shares of Common Stock to the Company's executive officers and key employees for terms of up to ten years, with exercise prices at or above 50% of the market price of the Common Stock at the time of grant and with vesting conditions established by the Executive Compensation Committee. Awards under this plan are intended to provide incentives to the participants to increase shareholder value by providing benefits that are directly related to the market value of the Common Stock. The Executive Compensation Committee believes that options provide a desirable form of incentive to the Company's executive officers in that options received by an executive officer will be of no value to the officer unless the value of the Common Stock increases. During 1995, 172,750 options to purchase shares of Common Stock were granted by the Company to its executive officers and employees.

         The Company has also adopted, the Long Term Incentive Plan (the "Incentive Plan"). The Incentive Plan is intended to supplement the Company's current stock option plan and to allow the Executive Compensation Committee to make grants of stock options, restricted stock and performance awards as the Executive Compensation Committee deems appropriate. The terms of the awards, including vesting, specific performance goals and other matters will be established by the Executive Compensation Committee.

         Decisions as to whether to grant options and other awards to an executive officer are made by the Executive Compensation Committee in light of existing circumstances, including the executive officer's contributions to the Company over the prior year and the expected contributions by the executive officer in the future. If an option or stock based award is granted to an executive officer, the number of shares of Common Stock subject to the granted option or award will be based on, among other things, the level of responsibility of the executive officer, the anticipated contribution of the officer to the future growth of the Company, the number of shares that the Committee believes would be necessary to provide the executive officer with a meaningful incentive to improve shareholder value and the potential dilution that might result from the grant. The Executive Compensation Committee also considers the amount and terms of the options and other stock based benefits held by the executive officers. Vesting requirements will generally be placed on stock based awards in order to relate the benefits of any award granted to an executive officer to the continued employment of the executive officer with the Company.

RECENT TAX LEGISLATION

         Section 162(m) of the Code currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based". For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by the stockholders of the Company. The Company believes that compensation relating to options granted under the 1990 Stock Option Plan should be excluded from the $1 million limitation. In addition, the Incentive Plan is designed to allow for various awards to be granted under the plan to be excluded from the $1 million limitation under certain circumstances, including a requirement that eligible awards be granted at a time when the Executive Compensation Committee is comprised of at least two persons who would qualify as "outside directors" under Section 162(m). As noted above, the Executive Compensation Committee does not currently satisfy the requirements of Section 162(m) due to Mr. Kares' firm having received certain compensation from the Company during 1994. The Executive Compensation Committee intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

                        Executive Compensation Committee

                                  Joe E. Kares
                                 Jack A. Prizzi

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

         As disclosed above, certain components of the compensation of the executive officers of the Company, other than Messrs. Reeves and Mayell, are determined by the Employee Compensation Committee of the Board of Directors of the Company consisting of Messrs. Reeves and Mayell. The decisions of this Committee, however, are subject to review and modification by the Executive Compensation Committee.

         Joe E. Kares, a member of the Executive Compensation Committee, is a partner in the public accounting firm of Kares & Cihlar, which provided the Company and its affiliates with accounting services for 1995 and received fees therefor of approximately $68,000. These fees exceeded 5% of the gross revenues of Kares & Cihlar for 1995. The Company believes that these fees were equivalent to the fees that would have been paid to similar firms providing its services in arm's length transactions. It is anticipated that Kares & Cihlar will be phasing out services rendered to the Company in 1996.

                                  COMPENSATION

EXECUTIVE COMPENSATION

         The following tables contain compensation data for the Chief Executive Officer and four other executive officers whose 1995 salary and annual bonus compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                           Long-Term
                                                 Annual Compensation                      Compensation
                                 ------------------------------------------------     -------------------
                                                                     Other                 Securities
         Name and                                                    Annual                Underlying           All Other
    Principal Position      Year    Salary($)     Bonus($)     Compensation($)(1)          Options(#)       Compensation($)(3)
    ------------------      ----    ---------     --------     ------------------          ----------       ------------------
 Joseph A. Reeves, Jr.      1995      315,124      341,864             --                   35,000 (2)            10,850
   CEO                      1994      305,882      313,218          119,150                   --                  10,926
                            1993      290,814      365,400             --                  156,000 (2)            16,179

 Michael J. Mayell          1995      315,124      341,864                                  35,000 (2)            10,850
   President                1994      305,882      313,218          119,150                   --                  10,926
                            1993      290,814      365,400             --                  156,000 (2)            16,179


 Alan S. Pennington         1995      152,487       21,913             --                   15,000                10,519
   Vice President --        1994      145,830       25,659           98,895                    --                 10,926
   Geology of TMRX          1993      131,709       10,938            1,291                 30,000                 9,217

 Nicola L. Maddox           1995      108,730        9,031            --                    15,000                 8,748
   Vice President --        1994      104,548        8,683           14,894                    --                  8,100
   Land of TMRX             1993       92,017        8,333              778                 20,000                 5,505

 Lloyd V. DeLano
   Vice President --        1995      104,355        8,667             --                   17,500                 8,582
   Director of Account-     1994       95,611       18,333           14,894                    --                  7,873
     ing of TMRX            1993       90,759        7,350              533                 30,000                 5,393

____________

(1) The Company has adopted a program under which net profit interests are granted to its executive officers and other key employees in prospects and wells in which the Company is pursuing and drilling. In general, the net profit interests range from 0.25% to 2.00% of any well and are subject to proportional reduction to the Company's interests. During 1994, net profit interests aggregating 6.17% were granted to 5 executive officers and key employees of the Company in various prospects owned by the Company. Although such grants were intended to provide long-term incentive for the executive officer or employee by aligning his or her interests with those of the Company in its drilling efforts, such grants are not subject to vesting, the continued employment of the individual with the Company or other conditions. Accordingly, such grants are considered part of the Company's annual compensation package and not compensation under a long-term incentive plan. Each grant of a net profits interest has been valued based on a third party appraisal of the interest granted. All amounts reflected in this column are attributable to such grants.

(2) Excludes 714,000 shares of Common Stock issuable to each of Messrs. Reeves and Mayell with respect to Executive Warrants received by them in connection with the Company's 1988 restructuring and acquisition of Walker Energy Partners and which were amended in 1994 with approval of shareholders to make various changes to more closely align the terms of the warrants with the continued employment of the officers with the Company.

(3)      Company contributions to its 401(k) plan.

                          OPTION GRANTS IN FISCAL 1995

                                                                                   POTENTIAL REALIZABLE VALUE AT
                                                                                       ASSUMED ANNUAL RATES
                                                                                           OF STOCK PRICE
                                                                                      APPRECIATION FOR OPTION
                                INDIVIDUAL GRANTS                                              TERM
- --------------------------------------------------------------------------------  -------------------------------
                                          % of Total
                       Number of           Options
                        Shares            Granted to      Exercise
                      Underlying         Employees in      Price      Expiration
      Name          Options Granted      Fiscal Year     ($/share)       Date            5% ($)      10% ($)
      ----          ---------------      -----------     ---------    ----------         -------     -------
Joseph A. Reeves, Jr.   10,000                5.8          11.00        8/22/05         179,178      285,312
                        25,000               14.5          10.38        8/29/05         422,495      672,752

Michael J. Mayell       10,000                5.8          11.00        8/22/05         179,178      285,312
                        25,000               14.5          10.38        8/29/05         422,495      672,752

Alan S. Pennington      10,000                5.8          11.00        8/22/05         179,178      285,312
                         5,000                2.9          10.38        8/29/05          84,499      134,550

Nicola L. Maddox        10,000                5.8          11.00        8/22/05         179,178      285,312
                         5,000                2.9          10.38        8/29/05          84,499      134,550

Lloyd V. DeLano         10,000                5.8          11.00        8/22/05         179,178      285,312
                         7,500                4.3          10.38        8/29/05         126,748      201,826



                 AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1995
                       AND DECEMBER 31, 1995 OPTION VALUE


                                                                                        Value of Unexercised
                                                              Number of Unexercised     In-the-Money Options
                                                             Options at December 31,      at December 31,
                               Shares                               1995 (#)                  1995 ($)
                            Acquired on         Value             Exercisable/              Exercisable/
          Name              Exercise (#)     Realized ($)         Unexercisable            Unexercisable
          ----              ------------     ------------         -------------            -------------
Joseph A. Reeves, Jr. (1)        --               --             137,250/53,750           904,063/218,437
Michael J. Mayell (1)            --               --             137,250/53,750           904,063/218,437
Alan S. Pennington               --               --              45,000/20,000            396,250/71,250
Nicola L. Maddox                 --               --              16,250/18,750             94,063/68,437
Lloyd V. DeLano                  --               --              25,625/21,875            148,281/77,344
- ---------------

(1) Excludes (i) warrants to purchase 146,134 shares of Common Stock at $0.65 per share granted to each of Messrs. Reeves and Mayell in October 1990 in connection with the Company's formation and (ii) warrants to purchase 714,000 shares of Common Stock at $5.85 per share pursuant to the Executive Warrants held by each of Messrs. Reeves and Mayell. The value of these warrants at December 31, 1995, based on the difference between the market price of the Common Stock at December 31, 1995, and the erercise price of the Warrants, was $7,448,123 for each of Messrs. Reeves and Mayell.

                            [STOCK PERFORMANCE GRAPH]



                                                           AMEX         Sm
                                                 AMEX       Nat         Cap
                                                Market   Resources      E&P
                                 The Company    Index      Index       Index
                                 -----------    ------   ---------     -----

1991 ..........................      255          128        87         123
1992 ..........................      709          130        76         125
1993 ..........................    1,200          155        95         148
1994 ..........................    1,418          141        94         131
1995 ..........................    1,982          178       114         169










         For the last two years the Company has used as its peer group the Principal Financial Securities' Small Capitalization Exploration and Production Index which includes 18 exploration and production companies which in February 1994 had equity market capitalization ranging between $10 million and $110 million. Two problems have arisen from using the present index (1) the index as presented in 1994 is not longer published on a regular basis and (2) the Company's equity market capitalization has substantially exceeded the $110 million upper limit. Accordingly, the Company has changed its current peer group to the American Stock Exchange's Natural Resources Industrial Index on the basis that such index is more appropriate in the proxy statement presentation. The Company's prior peer group index is set forth for comparison purposes.

COMPENSATION OF DIRECTORS

         Non-employee directors of the Company receive an annual retainer, payable quarterly, of $20,000. Non-employee directors also are reimbursed for expenses incurred in attending Board of Directors and committee meetings, including those for travel, food and lodging. Directors and members of committees of the Board of Directors who are employees of the Company or its affiliates are not compensated for their Board of Directors and committee activities.
         The Company has a Non-Employee Director Stock Option Plan (the "Director Stock Option Plan") pursuant to which options to purchase up to 270,000 shares of Common Stock may be granted. Under the Director Stock Option Plan each non-employee director is granted, on the date of his appointment, election, reappointment or re-election as a member of the Board of Directors, an option ("Director Option") for 15,000 shares of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. The duration of each Director Option is five years from the date of grant, and each Director Option may be exercised in whole or in part at any time after the date of grant; provided, however, that the option vests with respect to 25% of the shares of Common Stock covered by such Director Option one year after the date of grant, with respect to an additional 25% of such shares of Common Stock two years after the date of grant, and with respect to all remaining shares of Common Stock three years after the date of grant.
There are currently outstanding options to acquire 45,000 shares under the Directors Stock Option Plan with a weighted average exercise price of $9.44 per share.

         In addition to the options granted under the Director Stock Option Plan, on December 30, 1993, Messrs. Kares and Prizzi, non-employee directors of the Company, were each granted options to purchase 25,000 shares of Common Stock at an exercise price of $8.125 per share, the closing market price of the Common Stock on the date of grant. These options expire on December 30, 1998, and have terms, including vesting and rights of exercise substantially identical to the Director Options. These grants were made as one-time grants to provide additional incentive to the Company's non-employee directors and to more closely align their interests to the long-term interest of the Company's shareholders.

EMPLOYMENT AGREEMENTS

         The Company has entered into an employment agreement ("Employment Agreement") with each of Messrs. Reeves and Mayell. Each Employment Agreement is for a term of three years, renewable annually for a term to extend three years from such renewal date. Each Employment Agreement provides for compensation in a minimum amount of $289,800 per annum, to be reviewed at least annually for possible increases, and annual bonuses and other perquisites in accordance with company policy. In the event either of Messrs. Reeves or Mayell terminates his employment for "Good Reason" (as defined below), or is terminated by the Company for other than "Good Cause" (as defined below), such individual would receive a cash lump sum payment equal to the sum of (i) the base salary for the remainder of the employment period under the Employment Agreement, (ii) an amount equal to the last annual bonus paid to him, (iii) two times the sum of his annual base salary and last bonus, (iv) all compensation previously deferred and any accrued interest thereon, (v) a lump sum retirement benefit equal to the actuarial equivalent of the benefits lost by virtue of the early termination of the employee and (vi) continuation of benefits under the Company's benefit plans. In the event either of Messrs. Reeves or Mayell dies or is terminated by the Company for Good Cause, such individual or such individual's estate, as applicable, would receive all payments then due him under the Employment Agreement through the date of termination, including a prorated annual bonus and any compensation previously deferred. Each of Messrs. Reeves and Mayell is also entitled under each Employment Agreement to certain gross-up payments if an excise tax is imposed pursuant to Section 4999 of the Code, which imposes an excise tax on certain severance payments in excess of three times an annualized compensation amount following certain changes in control, on any payment or distribution made to either of them.

         The term "Good Reason" is defined in each Employment Agreement, with respect to each of Messrs. Reeves and Mayell, generally to mean (i) a change in the nature or scope of the duties or responsibilities of such individual, unless remedied by the Company; (ii) any failure by the Company to pay any form of compensation stated in each Employment Agreement, unless remedied by the Company; (iii) requiring such individual to be based at any office or location 30 miles or more from the current location of the Company, other than travel reasonably required in the performance of such individual's responsibilities;
(iv) any purported termination by the Company of such individual's employment other than due to death or for Good Cause; or (v) any failure of the Company to require a successor of the Company to assume the terms of the Employment Agreement. The term "Good Cause" is defined in each Employment Agreement generally to mean (i) such individual has been convicted of a felony that is no longer subject to direct appeal; (ii) such individual has been adjudicated to be mentally incompetent so as to affect his ability to serve the Company that is no longer subject to direct appeal or (iii) such individual has been found guilty of fraud; or willful misfeasance so as to materially damage the Company that is no longer subject to direct appeal.

EXECUTIVE OFFICERS

         The following table provides information with respect to the executive officers and key employees of the Company, including executive officers of Texas Meridian Resources Exploration, Inc., a wholly owned subsidiary of the Company ("TMRX"). Each executive officer has been elected to serve until his or her successor is duly appointed or elected by the Board of Directors or his or her earlier removal or resignation from office.

                                                                                                 YEAR FIRST
                                                                                                   ELECTED
        NAME OF OFFICER                      POSITION WITH THE COMPANY                 AGE       AS OFFICER
        ---------------                      -------------------------                 ---       ----------
 Joseph A. Reeves, Jr.                    Chairman of the Board and Chief               49          1990
                                           Executive Officer of the Company

 Michael J. Mayell                     Director and President of the Company            48          1990

 Lloyd V. DeLano                  Vice President -- Director of Accounting of TMRX      45          1993

                                            Vice President - Production
 Ronald T. Ivy                                        of TMRX                           44          1995

                                           Vice President - Land of TMRX
 Nicola L. Maddox                                                                       40          1993

 J. Larry Mathews                        Vice President -- Controller of TMRX           47          1990

 Alan S. Pennington                        Vice President -- Development                42          1990
                                                      of TMRX

 Daniel L. Smith                           Vice President -- Exploration                59          1996
                                                      of TMRX

 Michael R. Stamatedes                      Vice President - Geophysics                 39          1996
                                                      of TMRX

         For additional information regarding Messrs. Reeves and Mayell, see "Directors" above.

         Lloyd V. DeLano joined the Company in October 1992 and was named as Vice President-Director of Accounting of TMRX in April of 1993. Mr. DeLano is a Certified Public Accountant with 22 years of oil and natural gas experience. Prior to joining TMRX, he was Controller of Elf Aquitaine Operating, Inc. from August 1988 until February 1991. In February 1991, Mr. DeLano left Elf Aquitaine to form a company in the electropolish industry and from September 1991 to October 1992, he performed contract work for various companies in the oil and gas industry, including TMRX.

         Ronald T. Ivy joined the Company in August 1995 as the Vice President-Production of TMRX in charge of drilling and production operations. Mr. Ivy is a Registered Professional Engineer in the State of Texas with over 21 years in oil and gas operations experience. Mr. Ivy formed his own company, Tap Resources, Inc., in 1994 with the objective of exploiting shallow, development gas wells. Prior to that time, he spent six years with Norcen Explorer as operations manager.

         Nicola L. Maddox joined the Company in February 1993 as the Vice President-Land of TMRX. Mrs. Maddox is a Certified Professional Landman and was the Eastern Region Land Director for Phillips Petroleum Company in Houston, Texas during the four years immediately preceding her employment with the Company.

         J. Larry Mathews is Vice President-Controller of TMRX. Mr. Mathews is a Certified Public Accountant. In February 1987, Mr. Mathews accepted a position as Controller with Texas Meridian Corporation and has been employed by TMRX in his current position since April 1993.

         Alan S. Pennington joined the Company in August 1989 and is Vice President-Geology of TMRX and has been employed by TMRX in his current position since May 1992.

         Daniel L. Smith was appointed Vice President-Exploration in April 1996. Prior to that he was an independent geologist and a consultant to TMRX since March 1992. Before joining TMRX Mr. Smith was part owner , executive vice president and a director of Texoil Company

         Michael R. Stamatedes joined the Company in May 1995 and was named as Vice-President-Geophysics of TMRX in April 1996. Mr. Stamatedes was staff geophysicist for Benton Oil and Gas Company for 2-1/2 years prior to joining the Company. From 1980 to 1992 he was a director of INEXS, a 3-D seismic consulting firm.

         There are no family relationships among the officers and directors of the Company and TMRX.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information, as of April 26, 1996, with respect to the beneficial ownership of Common Stock by (a) each director, (b) each named executive officer in the Summary Compensation Table, (c) each shareholder known by the Company to be the beneficial owner of more than 5% of the Common Stock and (d) all officers and directors of the Company as a group.

                                                                      NO. OF SHARES
                                                                       BENEFICIALLY
                               NAME                                       OWNED                  PERCENT(1)
                               ----                                    ------------              ----------
 Joseph A. Reeves, Jr. (2) . . . . . . . . . . . . . . . . . . .       1,360,152                     8.82
   15995 N. Barkers Landing, Suite 300
   Houston, Texas 77079

 Michael J. Mayell (3) . . . . . . . . . . . . . . . . . . . . .       1,300,418                     8.43
   15995 N. Barkers Landing, Suite 300
   Houston, Texas 77079

 Alan S. Pennington (4)  . . . . . . . . . . . . . . . . . . . .          50,419                    *

 Nicola L. Maddox (5)  . . . . . . . . . . . . . . . . . . . . .          17,353                    *
 Lloyd V. DeLano (6) . . . . . . . . . . . . . . . . . . . . . .          26,926                    *

 Jack A. Prizzi (7)  . . . . . . . . . . . . . . . . . . . . . .          37,750                     *

 Joe E. Kares (8)  . . . . . . . . . . . . . . . . . . . . . . .          23,750                     *
 All officers and directors    . . . . . . . . . . . . . . . . .       2,849,611                    17.19
    As a group (11 persons)(2)(3)(4)(5)(6)(7)(8)(9)

 Ardsley Advisory Partners (10)  . . . . . . . . . . . . . . . .       1,157,000                     8.02
   646 Steamboat Road
  Greenwich, Connecticut  06830

 Kayne-Anderson Group  . . . . . . . . . . . . . . . . . . . . .         965,000                     6.69
   c/o Kayne, Anderson Investment Mgmt.
   1800 Avenue of the Stars, Suite 1425
   Los Angeles, California  90067

 J. P. Morgan & Co. Incorporated (11)  . . . . . . . . . . . . .         854,000                     5.92
   60 Wall Street
   New York, New York  10260

 Warburg, Pincus Counsellors, Inc. (12)   . . . . . . . . . . .        1,137,800                     7.88
   466 Lexington Avenue
   New York, New York  10017

__________________________

*        Less than 1%

         The footnotes are on the following page.

(1) Shares of Common Stock which are not outstanding but which can be acquired by a person upon exercise of an option or warrant within sixty days are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person.

(2) Includes 146,134 shares, 714,000 shares and 137,250 shares of Common Stock that Mr. Reeves has the right to acquire upon the exercise of the General Partner Warrant, Executive Warrants and a stock option under the Company's 1990 Stock Option Plan, respectively.

(3) Includes 146,134 shares, 714,000 shares and 137,250 shares of Common Stock that Mr. Mayell has the right to acquire upon the exercise of the General Partner Warrant, Executive Warrants and a stock option under the Company's 1990 Stock Option Plan, respectively.

(4) Includes 45,000 shares of Common Stock that Mr. Pennington has the right to acquire upon the exercise of a stock option under the Company's 1990 Stock Option Plan.

(5) Includes 16,250 shares of Common Stock that Mrs. Maddox has the right to acquire upon the exercise of a stock option under the Company's 1990 Stock Option Plan.

(6) Includes 25,625 shares of Common Stock that Mr. DeLano has the right to acquire upon the exercise of a stock option under the Company's 1990 Stock Option Plan.

(7) Includes 31,250 shares of Common Stock that Mr. Prizzi has the right to acquire upon the exercise of Director Options.

(8) Includes 23,750 shares of Common Stock that Mr. Kares has the right to acquire upon the exercise of Director Options.

(9) Includes 13,875 shares of Common Stock that other officers have the right to acquire upon the exercise of a stock option under the Company's 1990 Stock Option Plan.

(10) Ardsley Advisory Partners have sole power to vote 538,000 shares and sole power to disposal of all such shares.

(11) J. P. Morgan & Co. Incorporated has shared voting and dispository power for all shares.

(12) Warburg, Pincus Counsellors, Inc. has sole power to vote 737,700 shares and sole power to disposal of all such shares.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more then ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by the regulations promulgated under Section 16(a) to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 1995 through December 31, 1995, all filing requirements applicable to officers, directors and greater than ten-percent shareholders were complied with.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In the ordinary course of business, the Company offers participation in exploration prospects to industry partners. Terms of each participation vary depending on the risk and economic conditions of the industry. In addition, in an effort to provide the Company's executive officers and key employees with additional incentive to identify and develop successful exploratory prospects for the Company, the Company has adopted a policy of offering to its principal executive officers and key employees responsible for the identification and development of prospects the right to participate in each of the prospects pursued by the Company. Such participation is required to be on the same terms and conditions as the Company and its outside partners. Other than prospects in the Chocolate Bayou Field in which Messrs. Reeves and Mayell each have a right to have a 3.3% working interest and prospects completed prior to 1994 in which Messrs. Reeves and Mayell each has a working interest of 3.5%, the maximum percentage interest which Messrs. Reeves and Mayell may currently elect to participate in any prospect is a 1.5% working interest for each Messrs. Reeves and Mayell and a 1% working interests for Paul
E. Faulk, the Company's reservoir engineer.

         During 1995, the following individuals, either personally or through wholly-owned or affiliated corporations, participated as working interest owners:

                                                                                    Amount Paid
                                                                                        or
                                                                                    Obligation
                          Individual                  Prospect(2)                 Incurred(2)(3)
                          ----------                  -----------                 --------------
                 Joseph A. Reeves, Jr.(1)       Bayou Lafourche                     $  10,541
                                                Lake Boeuf                            280,317
                                                NE Thornwell                            1,003
                                                SW Holmwood                            16,740
                                                N Crescent Farms                          616
                                                Lake Charles                              329
                                                Chocolate Bayou                         3,883
                                                                                    ----------
                                                                                    $ 313,429
                                                                                    ==========

                 Michael J. Mayell(1)           Bayou Lafourche                     $  10,541
                                                Lake Boeuf                            280,317
                                                NE Thornwell                            1,003
                                                SW Holmwood                            16,740
                                                N Crescent Farms                          616
                                                Lake Charles                              329
                                                Chocolate Bayou                         3,883
                                                                                     ---------
                                                                                    $ 313,429
                                                                                    ==========

                 Paul E. Faulk                  Chocolate Bayou                     $  48,310
- ---------------                                                                     ==========

(1) The investments by Mr. Reeves are effected through Texas Oil Distribution and Development, Inc. ("TODD") and the investments by Mr. Mayell are effected through Sydson Energy, Inc. ("Sydson").

(2) Represents working interests in 7 wells, of which 3 were successful and 2 were in progress. The average working interests in each well acquired was 1.3% for each of Messrs. Reeves and Mayell. Each of such working interest purchases took place prior to spudding of the respective wells.

(3) The amounts set forth in this column represent amounts paid or payable by the individual with respect to the well or prospect to acquire the working interest and to pay for acquisition, drilling and completion costs pursuant to the terms of the operating or other agreement relating to the prospect or well. Ordinary course of business payments with respect to operating costs have been excluded.

         Under the terms of the operating and other agreements relating to the Company's wells and prospects, the Company, as operator, incurs various expenses relating to the prospect or well that are then billed to the working interest owner. During 1995, each of TODD and Sydson were indebted to the Company for expenses paid by the Company in respect of their working interest in various prospects and wells in which the Company acted as operator. The largest account balance of such parties with the Company during 1995 under such operating agreements was $537,000 for TODD and $600,000 for Sydson. No interest was charged with respect to these outstanding amounts. As of December 31, 1995, TODD and Sydson had outstanding account balances with the Company with respect to wells and prospects in which they were participating in the amounts of $389,000 and $414,000, respectively, which have been netted by amounts owed to them from the Company.

         The Company believes that the granting of participation interests to its employees in the Company's prospects promotes in them a proprietary interest in the Company's exploration efforts that benefits the Company and its shareholders. To achieve this objective, the Company has entered into agreements with certain executive officers and key employees of the Company and a trust for the benefit of all employees of the Company whereby such persons or trust are granted net profits interests in the oil and gas production from certain properties to the extent the Company acquires a mineral interest therein. The net profits interest received is equivalent to an overriding royalty interest less a proportionate share of the costs incurred by the Company and its participating working interest owners for landowner royalties, severance and production taxes and normal lease operating expenses, exclusive of drilling well overhead rates and costs associated with the establishment or enhancement of production. The interest to be granted with respect to any property will be proportionately reduced to the extent the interest of the Company and its participating working interest owners is less than 100%. The net profits interest for an individual officer or employee applies to all properties on which the Company expends funds during the employee's employment with the Company for the identification or acquisition of geological, land or engineering data or for the drilling of a well. The net profits interest with respect to a particular property continues following the officer's termination of employment so long as there is not a three-year period following the expiration or termination of the last mineral interest in such property during which the Company does not have a mineral interest therein. During such time as the officer has a net profits interest in a particular property, the agreement provides that the Company will have an exclusive option to acquire leases and other mineral interests therein.

         During 1994, each of Messrs. Reeves and Mayell was granted a 2.00% net profits interest in various prospects owned by the Company in 1994 and Mr. Pennington was granted a 1.667% net profits interest in various prospects owned by the Company in 1994. Ms. Maddox and Mr. DeLano were each granted a .25% net profits interest in various prospects owned by the Company in 1994. It is currently contemplated that similar grants will be made to such persons with respect to new prospects.


                                 OTHER BUSINESS

         Management does not intend to bring any business before the Meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented to the Meeting by others. If, however, any other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.

                             SHAREHOLDER PROPOSALS

         Any proposal by a shareholder to be presented at the Company's 1997 Annual Meeting of Shareholders must be received by the Company no later than January 17, 1997, in order to be eligible for inclusion in the Company's Proxy Statement and proxy used in connection with such meeting.


                                 By order of the Company's Board of Directors


                                 /s/ JOSEPH A. REEVES, JR.

                                 Joseph A. Reeves, Jr.
                                 Chairman of the Board and
                                 Chief Executive Officer


May 17, 1996

                      TEXAS MERIDIAN RESOURCES CORPORATION

                                     Proxy

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Texas Meridian Resources Corporation, a Texas corporation (the "Company"), hereby constitutes and appoints Joseph A. Reeves, Jr. and Michael J. Mayell, and each of them, his true and lawful agents and proxies, as proxies, with full power of substitution in each, to vote, as designated on the reverse side, all shares of Common Stock, $.01 par value, of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held June 20, 1996 and at any adjournment(s) thereof, on the following matters more particularly described in the Proxy Statement dated May 15, 1996.

                         (To Be Signed On REVERSE SIDE)

/X/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE

               FOR THE    WITHHOLD AUTHORITY TO
              FOLLOWING   VOTE FOR THE NOMINEE(S)
1.Election of    / /             / /             NOMINEES: Joseph A. Reeves, Jr.
  Class III                                                 Michael J. Mayell
  Director

UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED HEREIN AND FOR APPROVAL OF PROPOSAL NO. 2

                                           FOR    AGAINST     ABSTAIN
2.Proposal to ratify the appointment of    / /      / /         / /
  Ernst & Young LLP as the Company's
  independent auditors for the fiscal
  year ending December 31, 1996.


3.In their discretion the proxies are     / /      / /         / /
  authorized to vote upon such other
  business as may properly come before
  the meeting.


  Receipt is hereby acknowledged of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 15, 1996, and the Annual Report to Shareholders of the Company for the year ended
  December 31, 1995.

  Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

SIGNATURE(S)____________________________________ DATE___________________1996
NOTE: Please sign your name exactly as name appears hereon. Co-fiduciaries and joint owners must each sign. When signing as Attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.